EXHIBIT 5.1

[Letterhead of Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.]

November 24, 2021

Re:	Verizon Communications Inc. Registration Statement on Form S-3 under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 57,596,544 shares of common stock of the Company previously issued to América Móvil, S.A.B. de C.V., a Sociedad Anónima Bursátil de Capital Variable organized under the laws of Mexico (the “Shares”).

I, or attorneys under my direction, have reviewed the Registration Statement, the Company’s Restated Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been legally and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to the use of my name wherever appearing the Registration Statement, including any prospectuses constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ William L. Horton, Jr.